EXHIBIT 99.1

Parlux Announces Results for Third Quarter Ended December 31, 2008

FORT LAUDERDALE, FL--(Marketwire - February 09, 2009) - Parlux Fragrances, Inc. (NASDAQ: PARL) announced today its results for the three and nine-months ended December 31, 2008.

For the third quarter ended December 31, 2008, net sales increased to $47.3 million, compared to $44.5 million for the same prior year period, an increase of 6%. Operating expenses were $31.1 million, compared to $21.9 million for the same prior year period, an increase of 42%. Operating loss was ($7.4 million), compared to operating income of $0.5 million for the same prior year period. Net loss for the three months ended December 31, 2008, was ($4.5 million), compared to net income of $0.2 million for the same prior year period.

For the nine-months ended December 31, 2008, net sales increased to $123.0 million, compared to $113.3 million for the same prior year period, an increase of 9%. Operating expenses were $73.2 million, compared to $51.2 million for the same prior year period, an increase of 43%. Operating loss was ($9.6 million), compared to operating income of $3.9 million for the same prior year period. Net loss for the nine-months ended December 31, 2008, was ($5.8 million), compared to net income of $2.1 million for the same prior year period.

Neil Katz, Chairman and CEO, said, "Strategically, our focus on strengthening our position in U.S. department stores has been a success, with an 82% increase in sales for the third quarter ended December 31, 2008, compared to the same prior year period. The strategy has been expensive financially, with committed advertising investments which could not be reduced in a retail environment which plummeted in the November/December period. Additionally, the global economic turmoil, compounded with a volatile U.S. dollar, negatively impacted our International sales which declined by 34% compared to the same prior year period, further reducing our operating profit."

Mr. Katz continued, "For the nine-months ended December 31, 2008, we have maintained the 82% increase in U.S. department store sales reaching a level of $45 million which will provide positive support for our other business segments in the future. We have successfully launched Jessica Simpson 'Fancy' and Paris Hilton 'Fairy Dust,' and have positioned ourselves for future growth with launches of Queen Latifah and Marc Ecko planned for summer and fall 2009. Looking to the future, we continue to review and reduce costs in all aspects of our operations and staffing, for which we believe the benefit will commence next quarter and continue through next fiscal year. We expect the final quarter of this fiscal year to be profitable, assuming no further major deterioration in the global economy."

Conference Call

The Company will host a conference call on Monday, February 9, 2009, at 9:00AM (EST) to discuss the Company's quarterly results and to provide additional outlook on the next quarter. To participate, please call: Participant Toll Free: 866-852-2121 or Participant International: 416-695-9706 (no digital pin number is required). A replay of the conference call will also be available from Monday, February 9, 2009 after 1:00PM, until 11:59PM February 23, 2009. To access the rebroadcast, Digital Replay Toll Free: 800-408-3053 or Participant International: 416-695-5800 (Replay Passcode: 3280300).

About Parlux Fragrances, Inc.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton, Jessica Simpson, GUESS?, Nicole Miller, Natori, Queen Latifah, Marc Ecko, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its accounts payable balance due to the Company, and continued compliance with the covenants in its credit facility. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007
Net sales:
Unrelated customers	$38,546,367	$35,055,318	$93,839,974	$65,493,977
Related parties	8,746,155	9,488,470	29,148,863	47,783,702
	47,292,522	44,543,788	122,988,837	113,277,679

Cost of goods sold:
Unrelated customers	18,293,824	17,143,476	44,913,421	33,667,982
Related parties	5,269,761	5,009,970	14,397,501	24,448,783
	23,563,585	22,153,446	59,310,922	58,116,765

Operating expense	31,085,949	21,896,502	73,229,720	51,224,419

Operating (loss) income from continuing operations	(7,357,012)	493,840	(9,551,805)	3,936,495

Interest income (expense), net	40,632	(217,067)	238,062	(1,071,394)
Other income	—	—	—	497,770
Foreign exchange (loss) gain	(20)	11,875	(1,038)	10,034
(Loss) income from continuing operations before income taxes	(7,316,400)	288,648	(9,314,781)	3,372,905

Income tax benefit (provision)	2,780,232	(109,686)	3,539,617	(1,281,704)

(Loss) income from continuing operations	(4,536,168)	178,962	(5,775,164)	2,091,201

Discontinued operations:
Income from operations of Perry Ellis fragrance brand	—	5,999	—	40,887
Income tax provision related to Perry Ellis brand	—	(2,280)	—	(15,537)

Income from discontinued operations	—	3,719	—	25,350

Net (loss) income	(4,536,168)	182,681	(5,775,164)	2,116,551

Diluted (loss) income per common share:
Continuing operations	$(0.22)	$0.01	$(0.28)	$0.10
Discontinued operations	0.00	0.00	0.00	0.00
Total	$(0.22)	$0.01	$(0.28)	$0.10

Weighted average diluted shares outstanding	20,503,489	20,754,364	20,607,321	20,532,613

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	December 31, 2008	March 31, 2008

Cash and cash equivalents	$9,889,249	$21,408,167
Trade receivables, net	39,286,413	34,693,173
Inventories	60,460,035	48,068,280
Other current assets	24,027,067	18,163,338
Current Assets	133,662,764	122,332,958

Equipment and leasehold improvements, net	3,054,902	4,093,091
Trademarks and licenses, net	2,110,207	2,770,211
Other assets	3,346,152	1,951,680
Total Assets	$142,174,025	$131,147,940

Borrowings, current portion	$787,186	$990,953
Other current liabilities	32,418,663	14,048,769
Current Liabilities	33,205,849	15,039,722
Borrowings, less current portion	3,764	542,633
Total Liabilities	33,209,613	15,582,355

Stockholders' Equity	108,964,412	115,565,585
Total Liabilities and Stockholders' Equity	$142,174,025	$131,147,940

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Parlux Fragrances, Inc.

(954) 316-9008

CONTACT:

Neil J. Katz, Ext. 8116

Raymond J. Balsys, Ext. 8106

Web site: http://www.parlux.com